Exhibit 99.2

LTD Software, LLC

Financial Statements

Charlotte, North Carolina

As of and for the Six Months Ended June 30, 2019

LTD Software, LLC

Unaudited Balance Sheet

As of June 30, 2019

Assets	Total
Current Assets
Cash and cash equivalents	$21,027
Accounts receivable	19,795

Total Current Assets	40,822
Equipment	114,376
Less accumulated depreciation	(110,488)

Property and Equipment, net	3,888
Total Assets	$44,710

Liabilities and Members’ Equity (Deficit)	Total
Current Liabilities
Accounts payable	122,890
Accrued expenses	241,195
Deferred revenue	111,702
Current portion of long-term debt	650,000

Total Current Liabilities	1,125,787

Long-term debt, net of current portion	1,025,000
Total Liabilities	2,150,787

Members’ Equity (Deficit)	(2,106,077)

Total Liabilities and Members’ Equity (Deficit)	$44,710

LTD Software, LLC

Unaudited Statement of Loss

For the six months ended June 30, 2019

Total
Revenue	$872,944
Cost of Revenue	258,049

Gross Profit	614,895

Operating Expenses	722,881
Operating Loss	(107,986)
Other Expense - Interest Expense	84,049

Net Loss	$(192,035)

LTD Software, LLC

Unaudited Statement of Cash Flows

For the Six Months Ended June 30, 2019

Total
Cash Flows from Operating Activities
Net Loss	$(192,035)
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in accounts receivable	2,703
Increase in accounts payable	52,685
Increase in accrued expenses	84,123
Increase in deferred revenue	13,062

Net Cash Used by Operating Activities	(39,462)
Cash Flows from Financing Activities
Proceeds from long term debt	50,000

Net Cash Provided by Financing Activities	50,000

Net Increase in Cash	10,538
Cash and Cash Equivalents
Beginning of the year	10,489

End of the year	$21,027

Supplemental disclosure of cash flow information
Noncash, notes payable converted to equity	$500,000

LTD Software, LLC

Notes to Financial Statements

As of and for the Six Months Ended June 30, 2019

NOTE A – Organization and Nature of Activities

LTD Software, LLC (the Company), doing business as Ecomdash, is a North Carolina limited liability company with offices in Charlotte, North Carolina. The Company is a software as a service company that provides inventory management for small & mid-sized businesses selling online.

NOTE B – Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of highly liquid instruments with original maturity dates of three months or less. The carrying amount approximates the fair value due to the short maturity of the instruments.

Concentration of Credit Risk

The Company maintains its cash on deposit with federally insured financial institutions located in North Carolina. Aggregate accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000. From time to time, the Company may have amounts on deposit in excess of FDIC limits. Management believes the Company is not exposed to any significant credit risk on cash.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management believes that all account receivable balances are collectable as of June 30, 2019.

Revenue Recognition

The Company recognizes revenue when services are provided to customers. Annual service subscriptions are recognized on a straight line basis over the life of the subscription. Professional service revenues are recognized when the services are performed.

Deferred Revenue

The Company defers revenue from customers who pay for a full annual subscription in advance at the time of payment and recognizes revenue on a straight line basis over the life of the subscription.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the assets.

The estimated useful lives are as follows:

Years
Equipment	5-10

Maintenance and repairs are charged to operations when incurred. Betterments and repairs that extend the useful lives of property and equipment are capitalized. When property and equipment are sold or otherwise disposed of, the asset accounts and related accumulated depreciation account are reduced, and any gain or loss is included in operations.

LTD Software, LLC

Notes to Financial Statements

As of and for the Six Months Ended June 30, 2019 (Continued)

NOTE B – Summary of Significant Accounting Policies (Concluded)

Income Taxes

The Company has implemented the provision of Topic 740 of the FASB Accounting Standards Codification (ASC) relating to the accounting for uncertainty in income taxes. Under current income tax laws, taxable income or loss of a limited liability company is reported in the income tax returns of its members. Accordingly, no provision for federal or state income taxes is reflected in the accompanying financial statements. The Company files an income tax return in the U.S. Federal and North Carolina and Wisconsin state jurisdictions. The Company has open tax years for its reporting periods ended December 31, 2016 through 2018.

Advertising

The Company expenses the costs of advertising when incurred. Advertising expense amounted to $80,589 for the six months ended June 30, 2019.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of our pending adoption of the new standard on the financial statements.

NOTE C – Notes Payable

The Company has convertible notes payable with several investors which accrue interest at 8% to 12%. The agreements all have original maturities of three (3) years and do not require any payment until the notes mature, between August 2019 and December 2021. Upon maturity the note holders can choose to convert the balance and accrued interest to membership interest in the Company or to be paid out in cash.

LTD Software, LLC

Notes to Financial Statements

As of and for the Six Months Ended June 30, 2019 (Concluded)

NOTE C – Notes Payable (Concluded)

The following are maturities of long-term debt:

Year Ending	Amount
2019	$425,000
2020	425,000
2021	825,000

$1,675,000

Interest expense for the six months ended June 30, 2019 amounted to $84,049.

NOTE D – Retirement Plan

The Company has a 401(k) retirement plan covering eligible employees under which participants may contribute a portion of their compensation subject to an annual maximum amount. The company may make contributions to the plan if it so elects. The Company did not make any elective contributions to the plan for the six months ended June 30, 2019.

NOTE E – Leases and Rent Expense

The Company leases office space with required rent payments of $4,780 per month through June 30, 2019. Total rent expense amounted to $30,518 for the six Months ended June 30, 2019.

NOTE F – Subsequent Events

The Managers of the Company have considered subsequent events occurring between July 1, 2019 and the date the financial statements were available to be issued, August 8, 2019, and did not identify any events necessitating disclosure.